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                                                                   EXHIBIT A.6

                                PROPOSED TERMS OF THE NU MONEY POOL
                                        (Revised May, 1997)

GENERAL

        1.     The members of the Money Pool (the Pool) are Northeast Utilities
(NU), The Connecticut Light and Power Company (CL&P), Western Massachusetts Electric Company (WMECO), Northeast Nuclear Energy Company (NNECO), Holyoke Water Power Company (HWP), The Rocky River Realty Company (RRR), The Quinnehtuk Company (Quinnehtuk), Public Service Company of New Hampshire (PSNH), North Atlantic Energy Corporation (North Atlantic) and HEC Inc. (HEC).

        2. The Pool will be administered by Northeast Utilities Service Company (Agent).

        3. Each member will determine each day, on the basis of cash flow projections, the amount of surplus funds it has available for contribution to the Pool (Surplus Funds). In addition to its own Surplus Funds, NU may borrow funds from third party lenders (Excess Funds) in order to make these Excess Funds available to meet the borrowing needs of NNECO, HWP, RRR, Quinnehtuk, PSNH, North Atlantic and HEC.

CONTRIBUTIONS TO THE POOL

        4. Each member will contribute its Surplus Funds to the Pool. NU will contribute any Excess Funds to the Pool.

        5. Each member will receive as interest with respect to its Surplus Funds that fraction of the total interest received by the Pool equal to the ratio of the Surplus Funds the member has contributed, times the period in which such Surplus Funds were available, to the total Surplus Funds in the Pool, times the period in which all Surplus Funds were in the Pool. NU will receive the same interest with respect to its Excess Funds that it pays for its Excess Funds. Such interest will be computed on a daily basis and settled once per month.

        6. Each member may withdraw any of its Surplus Funds at any time without notice. NU may withdraw its Excess Funds at any time without notice.

BORROWINGS FROM THE POOL

        7.     NU shall not be entitled to borrow from the Pool.

        8. PSNH and North Atlantic shall not be entitled to borrow Surplus Funds that are attributable to contributions from WMECO until the Massachusetts Department of Public Utilities has issued an order authorizing WMECO to lend funds to PSNH or NAEC, as the case may be, through the Pool.

        9. All short-term borrowing needs of members other than NU, which shall not be entitled to borrow from the Pool and PSNH, and North Atlantic, which may borrow only subject to the conditions set forth in paragraph 8, will be met by Surplus Funds in the Pool to the extent such funds are available. NNECO, HWP, RRR, Quinnehtuk, PSNH, North Atlantic and HEC may meet their short-term borrowing needs through Excess Funds made available from NU.

        10. Loans will be made first to borrowers that cannot access the commercial paper market.

        11. Members borrowing Surplus Funds will pay interest at a rate equal to the daily composite Federal funds rate. The rate to be used for weekends and holidays will be the prior business day's rate. Members borrowing Excess Funds will pay interest at the same rate that NU pays for those Excess Funds.

        12. Loans made by the Pool will be open account advances for periods of less than 12 months, although the Agent may receive upon demand a promissory note evidencing the transaction.

        13. All loans made by the Pool from Surplus Funds are payable on demand by the Agent.

        14. All loans made by the Pool from Surplus Funds may be prepaid by the borrower without penalty. No loans from Excess Funds shall be prepaid prior to the maturity of the NU borrowing that resulted in the Excess Funds, unless the prepayment can be made without NU incurring additional costs or unless the prepayment is accompanied by payment of any additional costs incurred by NU as a result of such prepayment.

        15. If there are more Surplus Funds in the Pool than are necessary to meet the borrowing needs of the members, the Agent will use the Surplus Funds to meet the NU system's compensating balance requirements or invest them on behalf of the Pool directly, or indirectly through an investment fund, in one of the following instruments:

               (a) obligations issued or guaranteed by the United States of America;

               (b) obligations issued or guaranteed by any person controlled, sponsored by, or supervised by and acting as an instrumentality of the United States of America pursuant to authority granted by the Congress of the United States, including but not limited to the obligations of the Government National Mortgage Association (GNMA), Student Loan Marketing Association
                       (SLMA), Federal Home Loan Mortgage Corporation
                       (FHLMC) and Federal National Mortgage Association
                       (FNMA);

               (c) obligations issued or guaranteed by any state or political subdivision thereof, provided that such obligations are rated for investment purposes at not less than "A" by Moody's Investors Service, Inc. ("Moody's") or by the Standard & Poor's Rating Group ("S&P");

               (d) certificates of deposit issued or banker's acceptances drawn on and accepted by commercial banks which are members of the Federal Deposit Insurance Corporation and which have a combined capital, surplus and undistributed profits of at least $100,000,000;

               (e) commercial paper rated not less than "P-1" by Moody's or not less than "A-1" by S&P;

               (f) repurchase agreements with any commercial or investment bank secured by obligations issued or guaranteed by the United States of America or an instrumentality thereof provided collateral is held by a third party; and

               (g) such other instruments as are permitted by Rule 40(a)(1) under the Act and approved by the Massachusetts Department of Public Utilities (the "DPU") pursuant to Massachusetts General Laws Chapter 164, Section
                       17A and the regulations thereunder.

TERMINATION

        16. Any member may terminate its participation in the Pool at any time without notice.